Exhibit 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of March 1, 2017, is made by and between Sanchez Energy Corporation, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a stock transfer agent, as rights agent (the “Rights Agent”), to the Rights Agreement, dated as of July 28, 2015, between the Company and the Rights Agent (the “Rights Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

RECITALS:

WHEREAS, the Company has entered into an Amended and Restated Securities Purchase Agreement, dated as of February 28, 2017, by and among the Company, SN EF UnSub, LP (“SN UnSub”), SN EF UnSub GP, LLC, the general partner of SN UnSub, SN UR Holdings, LLC, a subsidiary of the Company (“SN UR Holdings”), SN EF UnSub Holdings, LLC, a subsidiary of SN UR Holdings, GSO ST Holdings Associates LLC, GSO ST Holdings LP and Intrepid Private Equity V-A, LLC (as amended, supplemented, modified or replaced from time to time, the “Securities Purchase Agreement”);

WHEREAS, the Company has issued and sold to one or more of the GSO Funds (as defined in the Securities Purchase Agreement) 500,000 shares` of the Company’s common stock in a firm commitment public offering of the Company (the “Offered Shares”);

WHEREAS, the Company has entered into an Interim Investors Agreement, dated as of January 12, 2017, by and among the Company, SN EF Maverick, LLC, SN UnSub, Gavilan Resources Holdco, LLC (f/k/a Aguila Production HoldCo, LLC) (“Holdco”), and Gavilan Resources, LLC (f/k/a Aguila Production, LLC), a wholly owned subsidiary of Holdco, Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P. (as amended, supplemented, modified or replaced from time to time, the “Interim Investors Agreement”);

WHEREAS, as of the date hereof, the Rights are redeemable;

WHEREAS, the Board of Directors of the Company has determined that the Securities Purchase Agreement and the issuance of the Offered Shares, the SN Shares, the Warrants and shares of SN Common Stock upon exercise of the Warrants (each as defined in the Securities Purchase Agreement and, collectively, the “GSO Securities”) are advisable and in the best interests of the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has determined that the Interim Investors Agreement and the issuance of the Warrants and shares of Sanchez Common Stock upon exercise of the Warrants (each as defined in the Interim Investors Agreement and, collectively, the “BX Securities” and, together with the GSO Securities, the “Securities”) are advisable and in the best interests of the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has determined that the issuance, acquisition and/or ownership (including Beneficial Ownership) of the Securities by specified Persons will not jeopardize or endanger the availability to the Company of the NOLs;

WHEREAS, the Board of Directors of the Company has determined it to be advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment to (a) render the Rights Agreement inapplicable to the Offered Shares and the transactions contemplated by the Securities Purchase Agreement, including without limitation the issuance of the GSO Securities, and (b) cause the GSO Funds to be considered an Exempt Person under the circumstances set forth herein;

WHEREAS, the Board of Directors of the Company has determined it to be advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment to (a) render the Rights Agreement inapplicable to the transactions contemplated by the Interim Investors Agreement, including without limitation the issuance of the BX Securities, and (b) cause affiliates of Holdco to be considered an Exempt Person under the circumstances set forth herein;

WHEREAS, subject to certain limited exceptions, Section 26 of the Rights Agreement provides that at any time that the Rights are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or holders of Common Stock;

WHEREAS, this Amendment is permitted by Section 26 of the Rights Agreement; and

WHEREAS, pursuant to Section 26, the Company hereby amends, and directs the Rights Agent to amend, the Rights Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent, intending to be legally bound, hereby agree as follows:

1.                                      Additional Definitions. Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following definitions in alphabetical order:

““GSO Funds” shall mean GSO Capital Opportunities Fund III LP, GSO Energy Select Opportunities Fund LP, GSO Energy Partners-A LP, GSO Energy Partners-B LP, GSO Energy Partners-C LP, GSO Energy Partners-C II LP, GSO Energy Partners-D LP, GSO Energy Market Opportunities Fund II LP, GSO Credit Alpha Trading (Cayman) LP, GSO Harrington Credit Alpha Fund (Cayman) LP, GSO Capital Solutions Fund II LP, and GSO Capital Solutions Fund II (Luxembourg) S.A.R.L.”

““Holdco” means Gavilan Resources Holdings - A, LLC, Gavilan Resources Holdings — B, LLC and Gavilan Resources Holdings — C, LLC.”

““Holdco Group” means Holdco, the GSO Funds and any other Person that, together with Holdco and the GSO Funds, constitutes (i) a “group” (as such term is used in Section 13(d)(3) of the Exchange Act and Rule 13d-5 of the rules and regulations promulgated thereunder) for purposes of Beneficial Ownership of Common Stock, or (ii) an “entity” within the meaning of Treasury Regulations Section 1.382-3(a)(1) for purposes of Beneficial Ownership of Common Stock.”

““Public Offering” means the acquisition by one or more of the GSO Funds of 500,000 shares of Common Stock in the Company’s firm commitment public underwritten offering of 10,000,000 shares of Common Stock (excluding the underwriters’ over-allotment option to purchase 1,500,000 shares of Common Stock) that closed on February 6, 2017.”

““IIA” means that certain Interim Investors Agreement, dated as of January 12, 2017, by and among the Company, SN EF Maverick, LLC, SN EF UnSub, LP, Holdco, Gavilan Resources, LLC (f/k/a Aguila Production, LLC), Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P.”

““Securities Purchase Agreement” means that certain Amended and Restated Securities Purchase Agreement, dated as of February 28, 2017, by and among the Company, SN EF UnSub, LP, SN EF UnSub GP, LLC, SN UR Holdings, LLC, SN EF UnSub Holdings, LLC, GSO ST Holdings Associates LLC, GSO ST Holdings LP and Intrepid Private Equity V-A, LLC.”

2.                                      Replacement of Definition. Section 1 of the Rights Agreement is hereby amended by deleting the definitions of “Acquiring Person” and “Exempt Person” in Section 1.1 and Section 1.7, respectively, in their entirety and replacing them with the following definitions:

“1.1  “Acquiring Person” shall mean, subject to Section 29 of this Agreement, any Person (including an Existing Holder (as defined hereinafter)) who or which becomes the Beneficial Owner (as defined in Section 1.3) of 4.9% or more of the Common Stock then outstanding, but shall not include (i) an Exempt Person (as defined hereinafter), (ii)

any Person (as defined hereinafter) who or which becomes the Beneficial Owner of 4.9% or more of the Common Stock (or, in the case of an Existing Holder, a percentage of the Common Stock then outstanding that is more than the Exempt Ownership Percentage (as defined hereinafter) of such Existing Holder) solely as a result of equity compensation awards granted to such Person by the Company or as a result of an adjustment to the number of shares of Common Stock represented by such equity compensation award pursuant to the terms thereof, unless and until such time, in the case of this clause (ii), as such Person or one or more of its Affiliates or Associates thereafter acquires Beneficial Ownership of one additional share of Common Stock (other than any Common Stock acquired as described in this clause (ii)) or (iii) any Existing Holder, unless and until such time as such Existing Holder shall become the Beneficial Owner of (A) a percentage of the Common Stock then outstanding that is more than the aggregate percentage of the outstanding Common Stock that such Existing Holder Beneficially Owns immediately prior to the first public announcement of the adoption of this Agreement (such aggregate amount being the “Exempt Ownership Percentage”) other than an acquisition of Common Stock pursuant to clause (ii) of this Section 1.1 or (B) less than 4.9% of the Common Stock then outstanding (after which time, if such Person shall be the Beneficial Owner of 4.9% or more of the Common Stock then outstanding (excluding any acquisition of Common Stock pursuant to clause (ii) of this Section 1.1), such Person shall be or become deemed an “Acquiring Person”).

Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 4.9% (or, in the case of (i) an Existing Holder, the Exempt Ownership Percentage, or (ii) the Holdco Group, the Holdco Group Exempt Ownership Percentage (as defined below)) or more of the Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 4.9% (or, in the case of (i) an Existing Holder, the Exempt Ownership Percentage, or (ii) the Holdco Group, the Holdco Group Exempt Ownership Percentage) or more of the Common Stock then outstanding solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person” unless, upon becoming the Beneficial Owner of such additional Common Stock, such Person Beneficially Owns less than 4.9% (or, in the case of (i) an Existing Holder, such Person Beneficially Owns no more than the Exempt Ownership Percentage, or (ii) the Holdco Group, such Person Beneficially Owns no more than the Holdco Group Exempt Ownership Percentage) of the Common Stock then outstanding.  Notwithstanding the foregoing, if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1.1, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it Beneficially Owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of its Beneficial Ownership under this Agreement), and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this Section 1.1, then such Person shall no longer be deemed to be an “Acquiring Person” at the time of such divestment for any purposes of this Agreement, and if the Board in its sole discretion determines that treating such Person as other than an Acquiring Person prior to such Person’s aforementioned divestment would not jeopardize or endanger the availability to the Company of the NOLs, then such Person shall at the time of such determination by the Board be treated as never having been an “Acquiring Person” for any purposes of this Agreement.”

“1.7  “Exempt Person” shall mean (i) the Company, any Subsidiary of the Company, in each case including, without limitation, the officers and directors on the Board thereof acting in their fiduciary capacity, or any employee benefit plan of the Company or of any Subsidiary of the Company or any entity or trustee holding shares of capital stock of the Company for or pursuant to the terms of any such plan, or for the purpose of funding other employee benefits for employees of the Company or any Subsidiary of the Company, (ii) any Person deemed to be an “Exempt Person” in accordance with Section 28, (iii) a Person who is a transferee from the estate of an Exempt Person and who receives Common Stock as a bequest or inheritance from such Exempt Person, but only so long as such transferee continues to be the Beneficial Owner of 4.9% or more of the then outstanding shares of Common Stock, (iv) any other Person whose Beneficial Ownership of 4.9% or more of the then-outstanding Common Stock (or, in the case of an Existing Holder, shares of Common Stock in excess of the Exempt Ownership Percentage) will not, as determined by the Board in its sole discretion, jeopardize or endanger the availability to the Company of the NOLs (provided, however, that any Person deemed to be an “Exempt Person” pursuant to this subclause (iv) will cease to be an “Exempt Person” if the Board makes a contrary determination with respect to the effect of such Person’s Beneficial Ownership upon the availability to the Company of its NOLs), and (v) the Holdco Group initially with respect to Common Stock and Rights to Acquire Common Stock acquired from the Company pursuant to the terms of (1) in the case of the GSO Funds, the Securities Purchase Agreement (including the Common Stock and Rights to Acquire Common Stock issued to the GSO Funds by the Company in accordance with the Securities Purchase Agreement) and the Public Offering, and (2) in the case of Holdco, the IIA (including the Rights to Acquire Common Stock issued to Holdco by the Company in accordance with the IIA); provided, however, that, at the sole discretion of the Board, (A) the Holdco Group will cease to be an “Exempt Person” pursuant to this subclause (v) if (x) any member of the Holdco Group acquires Beneficial Ownership of the stock of the Company or a Right to Acquire such stock (as the term “stock is defined in Treasury Regulations Section 1.382-2(a)(3) and 1.382-2T(f)(18)) such that the Holdco Group, in the aggregate, is the Beneficial Owner of a percentage of Common Stock that exceeds the sum of the aggregate percentage of Common Stock that the Holdco Group Beneficially Owns as of March 1, 2017 and 1.0% (the “Holdco Group Exempt Ownership Percentage”), (y) any Person becomes a member of the Holdco Group after March 1, 2017 and, as a result of such Person becoming a member of the Holdco Group, the Holdco Group is treated as a new “5-percent shareholder” for purposes of Section 382 of the Code or (z) the aggregate percentage of Common Stock that the Holdco Group Beneficially Owns as of March 1, 2017 is greater than the percentage that would be obtained solely from the acquisition of Company securities pursuant to the transactions referred to in subclause (v)(1) or (v)(2) above plus an additional 1.0%, and (B) the Holdco Group will only be considered to be an “Exempt Person” for so long it continues, in the aggregate, to be the Beneficial Owner of 4.9% or more of the then outstanding shares of Common Stock.”

3.                                      Effective Date; Certification. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendment to the Rights Agreement set forth in this Amendment is in compliance with Section 26 of the Rights Agreement and the certification contained in this Section 3 shall constitute the certification required by Section 26 of the Rights Agreement.  The Company hereby further directs that the Rights Agent execute this Amendment as required by Section 26 of the Rights Agreement.

4.                                      Governing Law. This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

5.                                      Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

6.                                      Notice. The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

7.                                      No Other Effect. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.

8.                                      Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

SANCHEZ ENERGY CORPORATION

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
as Rights Agent

By:	/s/ Margaret Villani
Name:	Margaret Villani
Title:	Vice President